Exhibit 99.1

The Lubrizol Corporation

29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com

Lubrizol Announces Second Quarter 2011 Earnings of $2.90 per Share

•	Second quarter revenues increased 17 percent from prior year to $1.63 billion

•	Adjusted earnings increased to $2.91 per share, excluding merger-related and restructuring costs of $.01 per share

•	Dividends of $.36 per share to be paid to shareholders of record at the close of business on August 10

•	Merger with Berkshire Hathaway projected to close within one to three months

CLEVELAND, July 26, 2011 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings for the second quarter ended June 30, 2011, were $191.3 million, or $2.90 per diluted share, including after-tax merger-related and restructuring charges of $0.6 million, or $.01 per diluted share, primarily related to expense associated with the company’s pending merger transaction with Berkshire Hathaway. Comparable earnings for the second quarter of 2010 were $201.4 million, or $2.88 per diluted share, which included after-tax restructuring and impairment charges of $0.3 million, or less than $.01 per diluted share, primarily related to restructuring initiatives in the Advanced Materials segment.

Second Quarter Consolidated Results

Consolidated revenues for the second quarter increased 17 percent to $1.63 billion compared with $1.40 billion in the second quarter of 2010. The year-over-year increase in revenues largely was due to a 13 percent improvement in the combination of price and product mix, favorable currency impact of 3 percent and 1 percent higher volume. Excluding the special charges in both periods, adjusted earnings were $191.9 million, or $2.91 per diluted share, for the second quarter of 2011 compared with $201.7 million, or $2.88 per diluted share, for the second quarter of 2010.

Adjusted earnings per share for the second quarter of 2011 slightly increased compared with the prior-year second quarter largely due to improvement in the combination of price and

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product mix, the favorable impact of reduced shares outstanding and higher volume. These positive factors to earnings offset the impact of higher raw material costs, higher selling, testing, administrative and research (STAR) expenses, higher manufacturing costs, reduced income from foreign currency translation gains and a higher effective tax rate.

Six Month Consolidated Results

For the first six months of 2011, consolidated revenues increased 16 percent to $3.15 billion compared with $2.72 billion for the first six months of 2010. Consolidated earnings were $360.8 million, or $5.47 per diluted share, including after-tax merger-related and restructuring and impairment charges (credits) of $9.7 million, or $.15 per diluted share. Earnings for the first six months of 2010 were $363.7 million, or $5.21 per diluted share, including after-tax restructuring and impairment charges of $0.9 million, or $.01 per diluted share. Excluding the special charges from both periods, earnings of $5.62 per diluted share in the first half of 2011 compared with $5.22 per diluted share in the first half of 2010.

Cash flow from operations for the first six months of 2011 was $222 million, down from $273 million in the year-earlier period. The decrease in cash flow from operations primarily was attributable to the change in working capital in the two periods. Capital expenditures in the first half of 2011 were approximately $139 million, which compared with $63 million in the prior-year period. Some of this higher spending was attributable to construction of the company’s new lubricant additives manufacturing facility in China that is targeted to be operational in the second half of 2012. The company’s cash balance at June 30, 2011, decreased to $793 million compared with a cash balance of $896 million at December 31, 2010, primarily due to the January 2011 acquisition of the Nalco personal care and household care business for $164 million.

Lubrizol Additives Segment Results

Revenues for the Additives segment in the second quarter increased to $1.20 billion compared with $1.01 billion in the prior-year period. The increase in revenues was due to an improvement in the combination of price and product mix, favorable currency, as well as slightly higher volume.

Additives segment operating income in the quarter was $282 million and segment operating margin was 23.5 percent, which continues to track with the company’s long-term operating margin target range of 24 percent to 26 percent.

Lubrizol Advanced Materials Segment Results

Revenues in the Advanced Materials segment for the quarter increased 10 percent to $434 million compared with $393 million in the second quarter of 2010 due to improvement in the combination of price and product mix and favorable currency, which more than offset a slight decline in volume.

Segment operating income in the second quarter decreased to $52 million largely due to lower volumes and higher raw material costs.

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Dividend Announced

As announced on June 28, the board of directors declared a regular dividend of 36 cents per share payable September 9, 2011, to shareholders of record at the close of business on August 10, 2011.

Status of Berkshire Hathaway Transaction

At a special meeting held on June 9, 2011, Lubrizol’s shareholders overwhelmingly approved the acquisition of Lubrizol by Berkshire Hathaway Inc. (NYSE: BRK.A, BRK.B) for $135 per share in an all-cash transaction.

Approximately 95% of the votes cast, in person or by proxy, voted in favor of the merger. In total, 49.4 million, or 77%, of the shares outstanding as of the April 27, 2011, record date, were represented at the special meeting, constituting a quorum. Adoption of the merger agreement required an affirmative vote of a simple majority of the Lubrizol common shares outstanding.

In addition to the approval of shareholders, completion of the transaction is subject to satisfaction of customary closing conditions, including the expiration of waiting periods and the receipt of approvals under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act and applicable non-U.S. merger control regulations. The transaction received early termination under HSR on April 8, 2011. The company also advises that all non-U.S. regulatory filings have been made and reviews are proceeding in the ordinary course.

Lubrizol projects the transaction with Berkshire Hathaway will close within the next one to three months.

About The Lubrizol Corporation

The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 7,000 employees worldwide. Revenues for 2010 were $5.4 billion. For more information, visit www.lubrizol.com.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to

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uncertainties and factors relating to Lubrizol’s operations and business environment that are difficult to predict and may be beyond the control of Lubrizol. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of Lubrizol and cause results to differ from the forward-looking statements in this release include, but are not limited to, Lubrizol’s ability to manage margins in an environment of volatile raw material costs; conditions affecting Lubrizol’s customers, suppliers and the industries that it serves; competitors’ responses to Lubrizol’s products; changes in accounting, tax or regulatory practices or requirements; other factors that are set forth in management’s discussion and analysis of Lubrizol’s most recently filed reports with the Securities and Exchange Commission; and uncertainties associated with the proposed acquisition of Lubrizol by Berkshire Hathaway, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction. The forward-looking statements contained herein represent Lubrizol’s judgment as of the date of this release and Lubrizol cautions readers not to place undue reliance on such statements. Lubrizol assumes no obligations to update the forward-looking statements contained in this release.

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THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Millions Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$1,634.8	$1,401.2	$3,153.7	$2,716.7
Cost of sales	1,133.3	927.6	2,170.0	1,792.4

Gross profit	501.5	473.6	983.7	924.3

Selling and administrative expenses	123.6	100.0	256.3	222.9
Research, testing and development expenses	58.7	52.9	112.5	105.7
Amortization of intangible assets	7.1	6.2	13.9	12.5
Berkshire Hathaway merger-related costs	0.8	—	10.7	—
Restructuring and impairment charges (credits)	0.3	0.5	(0.3)	1.4
Other income – net	(5.0)	(11.6)	(4.1)	(19.7)
Interest expense – net	22.0	23.4	45.6	46.9

Income before income taxes	294.0	302.2	549.1	554.6
Provision for income taxes	97.2	95.6	178.4	181.0

Net income	196.8	206.6	370.7	373.6
Net income attributable to noncontrolling interests	5.5	5.2	9.9	9.9

Net income attributable to The Lubrizol Corporation	$191.3	$201.4	$360.8	$363.7

Earnings per share attributable to
The Lubrizol Corporation:
Basic	$2.96	$2.95	$5.59	$5.32

Diluted	$2.90	$2.88	$5.47	$5.21

Weighted-average common shares outstanding:
Basic	64.6	68.2	64.5	68.4

Diluted	66.1	69.8	66.0	69.8

THE LUBRIZOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions of Dollars)

	June 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$793.4	$896.2
Receivables	921.9	723.5
Inventories	917.5	821.8
Other current assets	123.9	108.6

Total current assets	2,756.7	2,550.1

Property and equipment – net	1,281.5	1,183.5
Goodwill and intangible assets – net	1,244.8	1,065.0
Other assets	166.3	168.4

Total	$5,449.3	$4,967.0

Liabilities and Equity
Current portion of long-term debt	$0.6	$0.4
Accounts payable	468.4	369.2
Accrued expenses and other current liabilities	310.6	351.3

Total current liabilities	779.6	720.9

Long-term debt	1,356.5	1,351.6
Other noncurrent liabilities	607.1	613.8

Total liabilities	2,743.2	2,686.3

Redeemable stock-based awards	10.6	9.6

Total equity	2,695.5	2,271.1

Total	$5,449.3	$4,967.0

THE LUBRIZOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions of Dollars)

	Six Months Ended June 30,
	2011	2010
Cash provided by (used for):
Operating activities:
Net income	$370.7	$373.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	88.8	84.8
Deferred income taxes	(3.1)	10.3
Stock-based compensation	8.0	9.1
Net change in working capital	(233.0)	(204.9)
Other items – net	(9.6)	0.3

Total operating activities	221.8	273.2

Investing activities:
Capital expenditures	(139.2)	(63.2)
Acquisitions	(164.2)	(2.5)
Other items – net	5.0	4.1

Total investing activities	(298.4)	(61.6)

Financing activities:
Dividends paid	(46.2)	(45.8)
Dividends paid to noncontrolling interest	(11.4)	(8.0)
Common shares purchased	—	(125.5)
Repayments of long-term debt	(0.1)	(45.8)
Other items – net	13.6	26.4

Total financing activities	(44.1)	(198.7)

Effect of exchange rate changes on cash	17.9	(31.7)

Net decrease in cash and cash equivalents	(102.8)	(18.8)

Cash and cash equivalents at the beginning of period	896.2	991.0

Cash and cash equivalents at the end of period	$793.4	$972.2

THE LUBRIZOL CORPORATION

SEGMENT INFORMATION

(In Millions of Dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues from external customers:
Lubrizol Additives	$1,201.0	$1,008.4	$2,284.4	$1,956.4
Lubrizol Advanced Materials	433.8	392.8	869.3	760.3

Total revenues	$1,634.8	$1,401.2	$3,153.7	$2,716.7

Segment operating income:
Lubrizol Additives	$282.4	$271.5	$542.3	$517.9
Lubrizol Advanced Materials	52.2	62.5	123.3	123.1

Total segment operating income	334.6	334.0	665.6	641.0

Corporate expenses	(19.4)	(15.3)	(57.6)	(50.8)
Corporate other income (expense) – net	1.9	7.4	(2.9)	12.7
Berkshire Hathaway merger-related costs	(0.8)	—	(10.7)	—
Restructuring and impairment (charges) credits	(0.3)	(0.5)	0.3	(1.4)
Interest expense – net	(22.0)	(23.4)	(45.6)	(46.9)

Income before income taxes	$294.0	$302.2	$549.1	$554.6

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three and Six Months Ended June 30, 2011 and 2010

Reconciliation of Earnings to Earnings As Adjusted

(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings measured in accordance with generally accepted accounting principles (GAAP). Earnings as adjusted may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP, as non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations. We believe that earnings as adjusted for the exclusion of Berkshire Hathaway merger-related costs and restructuring and impairment charges (credits) assists the investor in evaluating the results of our core operating activities and provides greater comparability with historical results where such charges may be materially different. We use earnings as adjusted to measure and evaluate performance and to determine, in part, incentive compensation. We believe that the presentation of both GAAP and non-GAAP measures may assist investors in comparing our performance with that of peer companies presenting a similar non-GAAP measure.

	Three Months Ended June 30, 2011			Three Months Ended June 30, 2010
	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS

Earnings	$294.0	$191.3	$2.90	$302.2	$201.4	$2.88

Adjustments:
Berkshire Hathaway merger-related costs	0.8	0.4	0.01	—	—	—
Restructuring and impairment charges	0.3	0.2	—	0.5	0.3	—

Earnings as adjusted (Non-GAAP)	$295.1	$191.9	$2.91	$302.7	$201.7	$2.88

	Six Months Ended June 30, 2011			Six Months Ended June 30, 2010
	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS	Income Before Tax	Net Income Attributable to Lubrizol	Diluted EPS

Earnings	$549.1	$360.8	$5.47	$554.6	$363.7	$5.21

Adjustments:
Berkshire Hathaway merger-related costs	10.7	9.9	0.15	—	—	—
Restructuring and impairment (credits) charges	(0.3)	(0.2)	—	1.4	0.9	0.01

Earnings as adjusted (Non-GAAP)	$559.5	$370.5	$5.62	$556.0	$364.6	$5.22

THE LUBRIZOL CORPORATION

Supplemental Financial Information

For the Three and Six Months Ended June 30, 2011 and 2010

Reconciliation of Net Income Attributable to The Lubrizol Corporation to

Earnings Before Interest and Taxes (EBIT), and Before Berkshire Hathaway

Merger-Related Costs and Restructuring and Impairment Charges (Credits) (Adjusted EBIT)

(In Millions of Dollars)

Earnings before interest and taxes (EBIT) (Non-GAAP) and earnings before interest, taxes, Berkshire Hathaway merger-related costs and restructuring and impairment charges (credits) (Adjusted EBIT) (Non-GAAP) are measures of income that differ from net income attributable to The Lubrizol Corporation measured in accordance with generally accepted accounting principles (GAAP). EBIT and Adjusted EBIT may not be comparable with similarly titled measures used by other companies and should not be considered in isolation or as a substitute for measures of income in accordance with GAAP. EBIT is defined as net income attributable to The Lubrizol Corporation per our consolidated results, adjusted for interest expense - net and the provision for income taxes. EBIT is further adjusted for Berkshire Hathaway merger-related costs and restructuring and impairment charges (credits) to derive Adjusted EBIT. We believe that net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT assist the investor in understanding the results of operations of The Lubrizol Corporation and may assist investors in comparing our performance with that of peer companies presenting similar non-GAAP measures. In addition, we evaluate results using net income attributable to The Lubrizol Corporation, EBIT and Adjusted EBIT.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income attributable to The Lubrizol Corporation	$191.3	$201.4	$360.8	$363.7
Add back:
Interest expense - net	22.0	23.4	45.6	46.9
Provision for income taxes	97.2	95.6	178.4	181.0

Earnings before interest and taxes (EBIT)	310.5	320.4	584.8	591.6

Berkshire Hathaway merger-related costs	0.8	—	10.7	—
Restructuring and impairment charges (credits)	0.3	0.5	(0.3)	1.4

Earnings before interest, taxes, Berkshire Hathaway merger-related costs and restructuring and impairment charges (credits) (Adjusted EBIT)	$311.6	$320.9	$595.2	$593.0